As filed with the Securities and Exchange Commission on May 15, 2007

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ISOLAGEN, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	87-0458888
(State or other jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of incorporation or organization)	Code Number)	Identification Number)

405 Eagleview Boulevard

Exton, Pennsylvania 19341

(484) 713-6001

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Nicholas L. Teti

Chairman of the Board and Chief Executive Officer

Isolagen, Inc.

405 Eagleview Boulevard

Exton, Pennsylvania 19341

(484) 713-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:

Cavas S. Pavri, Esq.

Cozen O’Connor

1900 Market Street

Philadelphia, Pennsylvania 19103

Telephone: (215) 665-5542

Facsimile: (215) 701-2478

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number in the earlier effective registration statement for the same offering.  ☐

If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Security Being Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Common Stock, par value $.001 per share	(3)	(3)
Preferred Stock, par value $.001 per share	(3)	(3)
Debt Securities	(3)	(3)
Warrants	(3)	(3)
Total	$50,000,000	$1,535

(1)          This registration statement includes $50,000,000 of securities that may be issued by the registrant from time to time in indeterminate amounts and at indeterminate times.  Securities registered hereunder may be sold separately, together or as units with other securities registered hereunder. The securities registered hereunder also include such indeterminate number of shares of common stock and preferred stock, warrants of the registrant and such indeterminate amount of debt securities of the registrant as may be issued upon conversion or exchange of any debt securities or preferred stock that provide for conversion into or exchange for other securities. No separate consideration will be received for the shares of common stock, preferred stock, or warrants or amount of debt securities issuable upon such conversion or exchange.

(2)          Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, which permits the registration fee to be calculated on the basis of the maximum aggregate offering price of all securities listed.

(3)          Not required to be included as to each class in accordance with General Instruction II.D. of Form S-3 under the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated May 15, 2007

ISOLAGEN, INC.

$50,000,000

Common Stock

Preferred Stock

Debt Securities

Warrants

We may offer, from time to time, in one or more series:

•                                          shares of common stock;

•                                          shares of preferred stock

•                                          secured or unsecured senior debt securities;

•                                          unsecured subordinated debt securities; and

•                                          warrants.

The securities:

•                                          will have a maximum aggregate offering price of $50,000,000;

•                                          will be offered at prices and on terms to be set forth in one or more accompanying prospectus supplements;

•                                          may be denominated in U.S. dollars or in other currencies or currency units;

•                                          may be offered separately or together, or in separate series; and

•                                          may be listed on a national securities exchange, if specified in an accompanying prospectus supplement.

Our common stock is listed on the American Stock Exchange Market under the symbol “ILE.” On May 11, 2007, the last reported sale price of our common stock on the American Stock Exchange was $3.79 per share.

Investing in the notes and our common stock involves risks. See “Risk Factors” beginning on page 1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is            .

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS

RISK FACTORS

OUR COMPANY

FORWARD LOOKING STATEMENTS

USE OF PROCEEDS

DEFICIENCY OF EARNINGS TO COVER FIXED CHARGES

DESCRIPTION OF COMMON STOCK

DESCRIPTION OF PREFERRED STOCK

DESCRIPTION OF DEBT SECURITIES

DESCRIPTION OF WARRANTS

PLAN OF DISTRIBUTION

LEGAL MATTERS

EXPERTS

WHERE YOU CAN FIND MORE INFORMATION

INCORPORATION OF DOCUMENTS BY REFERENCE

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (SEC) using a “shelf” registration process. Under this shelf registration process, we may offer from time to time, in one or more offerings, securities having an aggregate initial offering price of up to $50,000,000. Each time we offer securities, we will provide you with a prospectus supplement that describes the specific amounts, prices and terms of the securities we offer. The prospectus supplement also may add, update or change information contained in this prospectus. You should read carefully both this prospectus and any prospectus supplement together with additional information described below under the caption “Where You Can Find More Information.”

This prospectus does not contain all the information provided in the registration statement we filed with the SEC. For further information about us or our securities offered hereby, you should refer to that registration statement, which you can obtain from the SEC as described below under the heading “Where You Can Find More Information.”

RISK FACTORS

Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our most recent Annual Report on Form 10-K, and in our updates to those Risk Factors in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

OUR COMPANY

Overview

We are a biotechnology company focused on developing emergent, novel skin and tissue rejuvenation products for application in certain aesthetic and therapeutic markets. Our clinical development product candidates are designed to improve the appearance of skin damaged by the normal effects of aging, sun damage, acne and burns with a patient’s own (autologous) fibroblast cells produced in our proprietary Isolagen Process. We also develop and market an advanced skin care line with broad application in core target markets through our Agera Laboratories, Inc. subsidiary, in which we acquired a 57% interest in August, 2006. Our top priority is to complete our clinical trials and gain approval for our Isolagen Therapy product candidates. We have recently implemented an eight-point business strategy created by our new management team. The objectives of this business strategy are to achieve regulatory milestones, position the company and products properly, create a commercial operations infrastructure, and exploit complementary business opportunities by:

•                                          Targeting areas of skin and tissue rejuvenation with compelling market potential.

•                                          Advancing existing clinical development programs and identifying other strategic indications.

•                                          Developing manufacturing efficiencies and effective process improvements.

•                                          Pursuing opportunities to in-license or purchase complementary products and/or technologies.

•                                          Acquiring small businesses or creating co-marketing arrangements aligned with our overall business strategy.

•                                          Optimizing the value of our intellectual property and business relationships through partnerships to exploit synergies.

•                                          Focusing our management resources on building our business from the United States outward, intending ultimately to move into or operate in foreign markets where business opportunities exist.

•                                          Adding proven and experienced biotechnology and health care professionals to our management team.

Closing of the United Kingdom Operation

As part of our continuing efforts to evaluate the best uses of our resources, in the fourth quarter of 2006 our Board of Directors approved the proposed closing of our United Kingdom operation. After a full business analysis, management and the Board determined that the best use of resources was to focus on our strategic opportunities. As such, our first priority is to advance the US pivotal Phase III clinical trial for the use of Isolagen Therapy for the treatment of certain facial wrinkles, and then, with regulatory agencies’ agreement, initiate clinical studies in other therapeutic and aesthetic areas.

The United Kingdom operation is located in London, England with two locations; a manufacturing site and an administrative site. Both sites are under operating leases. The manufacturing site lease expires February 2010 and, as of December 31, 2006, the remaining lease obligation approximated $0.7 million. The administrative site lease expires April 2007 and, as of December 31, 2006, the remaining lease obligation approximated $0.2 million. As of December 31, 2006, the United Kingdom operation employed approximately 75 employees.

During the fourth quarter of 2006, we recorded a fixed asset impairment charge of $1.4 million in order to reduce the United Kingdom operation fixed assets to net realizable value. The $1.4 million impairment charge is reflected in selling, general and administrative expenses in the accompanying consolidated statement of operations. Also during the fourth quarter, we recorded a charge of $0.3 million for statutory United Kingdom employee severance costs.

We believe that the amount of all future charges associated with this decision, such as related lease exit costs and professional fees, among other items, cannot be precisely estimated at this time. However, as of December 31, 2006, such future charges are expected to be no more than approximately $2 million (both before and after tax), excluding potential claims or contingencies unknown at this time and excluding normal operating costs through the date of close. Lease exit costs will be recorded when we terminate the leases. Statutory severance costs were recorded when we notified the affected employees of the terms of the plan of termination, which occurred in December 2006. Total impairment and severance charges recorded in the fourth quarter of 2006 were $1.7 million. It is expected that the majority of all remaining costs to be incurred will be recorded during 2007. However, no assurances can be given with respect to the total cost of closing the United Kingdom operation or the timing of such costs.

Corporate Information

Our principal executive offices are located at 405 Eagleview Boulevard, Exton, Pennsylvania 19341, and our telephone number is (484) 713-6000. Our web site address is www.isolagen.com. Information on our web site is not part of this prospectus.

We own or have rights to various copyrights, trademarks and trade names used in our business including but not limited to the following: Isolagen, Isolagen Therapy, Isolagen Process, Agera and Agera Rx.  Other trademarks and trade names appearing in this prospectus are the property of the holder of such trademarks and trade names.

FORWARD-LOOKING STATEMENTS

Some of the information in this prospectus, any prospectus supplement, and the documents we incorporate by reference contains forward-looking statements within the meaning of the federal securities laws. You should not rely on forward-looking statements in this prospectus, any prospectus supplement, and the documents we incorporate by reference. Forward-looking statements typically are identified by use of terms such as “anticipate,” “believe,” “plan,” “expect,” “future,” “intend,” “may,” “will,” “should,” “estimate,” “predict,” “potential,” “continue,” and similar words, although some forward-looking statements are expressed differently. This prospectus, any prospectus supplement, and the documents we incorporate by reference may also contain forward-looking statements attributed to third parties relating to their estimates regarding the growth of our markets. All forward-looking statements address matters that involve risk and uncertainties, and there are many important risks, uncertainties and other factors that could cause our actual results, as well as those of the markets we serve, levels of activity, performance, achievements and prospects to differ materially from the forward-looking statements contained in this prospectus, any prospectus supplement, and the documents we incorporate by reference.

You should also consider carefully the statements under “Risk Factors” and other section of this prospectus, any prospectus supplement, and the documents we incorporate by reference, which address additional facts that could cause our actual results to differ from those set forth in the forward-looking statements. We caution investors not to place significant reliance on the forward-looking statements contained in this prospectus, any prospectus supplement, and the documents we incorporate by reference. We undertake no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.

USE OF PROCEEDS

Except as otherwise provided in a prospectus supplement, we will use the net proceeds from the sale of the securities covered by this prospectus for general corporate purposes, which may include reducing our outstanding indebtedness, increasing our working capital or financing acquisitions and capital expenditures.  When a particular series of securities is offered, the prospectus supplement relating to that offering will set forth our intended use of the net proceeds received from the sale of those securities.

DEFICIENCY OF EARNINGS TO COVER FIXED CHARGES

The following table presents the ratio of earnings to fixed charges for the periods indicated. The term “earnings” is the amount resulting from adding and subtracting the following items. Add the following: (a) Pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees, (b) fixed charges, (c) amortization of capitalized interest, (d) distributed income of equity investees, and (e) our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges. From the total of the added items, subtract the following: (a) interest capitalized, (b) preference security dividend requirements of consolidated subsidiaries, and (c) the minority interest in pre-tax income of subsidiaries that have not incurred fixed charges. Equity investees are investments that you account for using the equity method of accounting. The term “fixed charges” means the sum of the following: (a) interest expensed and capitalized, (b) amortized premiums, discounts and capitalized expenses related to indebtedness, (c) an estimate of the interest within rental expense, and (d) preference security dividend requirements of consolidated subsidiaries. The calculation of earnings to fixed charges is set forth in an exhibit to the registration statement of which this prospectus forms a part.

	Three Months Ended		Years Ended December 31,
	March 31, 2007		2006		2005		2004		2003		2002
Ratio of earnings to fixed charges(1)	n/a	(1)	n/a	(1)	n/a	(1)	n/a	(1)	n/a	(1)	n/a	(1)
Deficiency of earnings to fixed charges(1)	$10,941,393		$35,821,406		$35,777,584		$21,474,469		$11,268,294		$5,433,055

(1)           Earning were insufficient to cover fixed charges by the amounts set forth above.

DESCRIPTION OF COMMON STOCK

We are authorized to issue 100,000,000 shares of common stock. As of April 1, 2007, there were outstanding:

•                                          30,377,731 shares of common stock outstanding;

•                                          8,819,883 shares issuable upon the exercise of options issued pursuant to our current stock option plans and outside our stock option plans;

•                                          688,256 shares issuable upon the exercise of outstanding warrants; and

•                                          3,552,486 shares issuable upon the exercise of options available for future grant under our stock option plans.

Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of our common stock are entitled to receive dividends out of legally available assets at such times and in such amounts as our Board of Directors may from time to time determine. Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not authorized.

Our common stock is not subject to conversion or redemption and holders of our common stock are not entitled to preemptive rights. Upon the liquidation, dissolution or winding up of our company, the remaining assets legally available for distribution to stockholders, after payment of claims or creditors and payment of liquidation preferences, if any, on outstanding preferred stock, are distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time. Each outstanding share of common stock is fully paid and nonassessable.

Anti-Takeover Effects of Provisions of Delaware Law

Provisions of Delaware law and our Certificate of Incorporation, as amended, and Bylaws could make the acquisition of our company through a tender offer, a proxy contest or other means more difficult and could make the removal of incumbent officers and directors more difficult. We expect these provisions to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our company to first negotiate with our Board of Directors. We believe that the benefits provided by our ability to negotiate with the proponent of an unfriendly or unsolicited proposal outweigh the disadvantages of discouraging these proposals. We believe the negotiation of an unfriendly or unsolicited proposal could result in an improvement of its terms.

Anti-Takeover Effects of Provisions of Our Charter Documents

Our Certificate of Incorporation, as amended, provides for our Board of Directors to be divided into three classes serving staggered terms. Approximately one-third of the Board of Directors will be elected each year. The provision for a classified board could prevent a party who acquires control of a majority of the outstanding voting stock from obtaining control of the Board of Directors until the second annual stockholders’ meeting following the date the acquirer obtains the controlling stock interest. The classified board provision could discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company and could increase the likelihood that incumbent directors will retain their positions.

Our Bylaws do not permit stockholders to call a special meeting of stockholders. Our Bylaws provide that special meetings of the stockholders may be called only by a majority of the members of our Board of Directors, our Chairman of the Board of Directors, our Chief Executive Officer or our President. Our Bylaws require that all stockholder actions be taken by a vote of the stockholders at an annual or special meeting, and do not permit our stockholders to act by written consent without a meeting. Our Bylaws provide for an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the Board of Directors. At an annual meeting, stockholders may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board of Directors. Stockholders may also consider a proposal or nomination by a person who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to our Secretary timely written notice, in proper form, of his, her or its intention to bring that business before the meeting. The Bylaws do not give our Board of Directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting of the stockholders. However, our Bylaws may have the effect of precluding the conduct of business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Listing

Our common stock is listed on the American Stock Exchange under the symbol “ILE.”.

Transfer Agent

The transfer agent for our common stock is American Stock Transfer & Trust Company located at 59 Maiden Lane, New York, New York 11038.

DESCRIPTION OF PREFERRED STOCK

We are authorized to issue 5,000,000 shares of preferred stock.

Our Board of Directors has the authority, without action by our stockholders, to designate and issue preferred stock in one or more series. Our Board of Directors may also designate the rights, preferences and privileges of each series of preferred stock, any or all of which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of the common stock until our Board of Directors determines the specific rights of the holders of the preferred stock. However, these effects might include: (a) restricting dividends on the common stock; (b) diluting the voting power of the common stock; (c) impairing the liquidation rights of the common stock; and (d) delaying or preventing a change in control of our company without further action by our stockholders.

As of the date of this prospectus, we have authorized two classes of preferred stock, Series A Convertible Preferred Stock and Series B Convertible Preferred Stock.   These preferred shares were issued in 2003, but all outstanding shares have been converted into shares of common stock. No shares of Series A or Series B preferred stock are outstanding, and we do not intend to issue any shares of these series of preferred stock in the future.

Description of Stockholder Rights Plan

On May 12, 2006, our Board of Directors declared a dividend distribution of one right for each outstanding share of common stock to stockholders of record at the close of business on May 22, 2006, the record date.  Each right entitles the registered holder to purchase from us a unit consisting of one ten-thousandth of a share of Series C Junior Participating Preferred Stock at a purchase price of $35.00 per unit, subject to adjustment.  The description and terms of the rights are set forth in a Rights Agreement between us and American Stock Transfer & Trust Company, as rights agent.

Distribution Date; Transfer of Rights

Initially, the rights will be attached to all common stock certificates representing shares then outstanding, and no separate rights certificates will be distributed.  Subject to certain exceptions specified in the Rights Agreement, the rights will separate from the common stock and a distribution date will occur upon the earlier of:

•                                          ten business days following a public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 15% or more of our outstanding common stock (20%, in the case of certain institutional investors) other than as a result of repurchases of stock by us or certain inadvertent actions by institutional or certain other stockholders; or

•                                          ten business days (or such later date as the Board shall determine) following the commencement of a tender offer or exchange offer that would result in a person or group becoming an acquiring person.

We refer to the earlier of these two dates as the distribution date, the date that any person or group reaches such 15% threshold as the stock acquisition date, and any person or group that reaches such 15% threshold as an acquiring person.

Until the distribution date, the rights will be evidenced by the common stock certificates and will be transferred with and only with the common stock certificates.  New common stock certificates issued after the record date will contain a notation incorporating the Rights Agreement by reference, and the surrender for transfer of any certificates for common stock outstanding will also constitute the transfer of the rights associated with the common stock represented by such certificate.

The rights are not exercisable until the distribution date and will expire at 5:00 P.M. (New York City time) on May 12, 2016, unless such date is extended or the rights are earlier redeemed or exchanged by us as described below.

As soon as practicable after the distribution date, rights certificates will be mailed to our holders of record of common stock as of the close of business on the distribution date and, thereafter, the separate rights certificates alone will represent the rights.  Except as otherwise determined by our Board of Directors, only shares of common stock issued prior to the distribution date will be issued with rights.

The holder of each share of our common stock outstanding at the close of business on May 22, 2006 received one right.  So long as the rights are attached to the common stock, one additional right (as such number may be adjusted pursuant to the provisions of the Rights Agreement) shall be deemed to be delivered for each share of common stock issued or transferred by us in the future.  In addition, following the distribution date and prior to the expiration or redemption of the rights, we may issue rights when we issue common stock only if our Board deems it to be necessary or appropriate, or in connection with the issuance of shares of common stock pursuant to the exercise of stock options or under employee plans or upon the exercise, conversion or exchange of certain of our securities. Ten thousand shares of Series C preferred stock have been reserved for issuance upon exercise of the rights.

Exercise of Rights for Our Common Stock

In the event that a person becomes an acquiring person, each holder of a right will thereafter have the right to receive, upon exercise, common stock (or, in certain circumstances, cash, property or other securities) having a value equal to two times the exercise price of the right. Notwithstanding any of the foregoing, following the occurrence of the event set forth in this paragraph, all rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any acquiring person will be null and void.  However, rights are not exercisable following the occurrence of the event set forth above until such time as the rights are no longer redeemable by us as set forth below.

For example, at an exercise price of $35.00 per right, each right not owned by an acquiring person (or by certain related parties) following an event set forth in the preceding paragraph would entitle its holder to purchase $70.00 worth of common stock (or other consideration, as noted above) for $35.00.  Assuming that our common stock had a per share value of $10.00 at such time, the holder of each valid right would be entitled to purchase seven shares of common stock for $35.00.

Exercise of Rights for Shares of an Acquiring Company

In the event that, at any time following the stock acquisition date:

•                                          we engage in a merger or other business combination transaction in which we are not the surviving corporation;

•                                          we engage in a merger or other business combination transaction in which we are the surviving corporation and our common stock is changed or exchanged; or

•                                          50% or more of our assets, cash flow or earning power is sold or transferred;

each holder of a right (except rights which have previously been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the right.  The events set forth in this paragraph and in the second preceding paragraph are referred to as triggering events.

Adjustments to Purchase Price

The purchase price payable, and the number of units of Series C preferred stock or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution:

•                                          in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series C preferred stock;

•                                          if holders of the Series C preferred stock are granted certain rights or warrants to subscribe for Series C preferred stock or convertible securities at less than the current market price of the Series C preferred stock; or

•                                          upon the distribution to holders of the Series C preferred stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments amount to at least 1% of the purchase price.  No fractional units will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Series C preferred stock on the last trading date prior to the date of exercise.

Exchange and Redemption of Rights

At any time after a person becomes an acquiring person and prior to the acquisition by such person or group of 50% or more of our outstanding common stock, the Board may exchange the rights (other than rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of common stock, or one ten-thousandth of a share of Series C preferred stock (or of a share of a class or series of preferred stock having equivalent rights, preferences and privileges), per right (subject to adjustment).

At any time until ten business days following the stock acquisition date, we may redeem the rights in whole, but not in part, at a price of $0.001 per right, payable in cash, common stock or other consideration deemed appropriate by our Board of Directors.  The aggregate redemption price otherwise payable to a beneficial holder of rights shall be rounded to the nearest $0.01, provided, however, if such aggregate redemption price is less than $0.01, such holder will be entitled to receive $0.01 upon the redemption of such rights. Immediately upon the action of the Board of Directors ordering redemption of the rights, the rights will terminate and the only right of the holders of rights will be to receive the redemption price.  Until a right is exercised, the holder thereof, as such, will have no rights as a stockholder, including, without limitation, the right to vote or to receive dividends.

Amendments to Terms of the Rights

Any of the provisions of the Rights Agreement may be amended by our Board of Directors prior to the distribution date.  After the distribution date, the provisions of the Rights Agreement may be amended by our Board in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of rights, or to shorten or lengthen any time period under the Rights Agreement.  The foregoing notwithstanding, no amendment may be made to the Rights Agreement at a time when the rights are not redeemable, except to cure any ambiguity or correct or supplement any provision contained in the Rights Agreement which may be defective or inconsistent with any other provision therein.

Antitakeover Effects of the Stockholder Rights Plan

The rights may have certain anti-takeover effects.  The rights may cause substantial dilution to a person or group that attempts to acquire us in a manner which causes the rights to become exercisable.  The rights, however, should not affect any prospective offeror willing to make an offer at a price that is fair and otherwise in our best interest and our stockholders best interest.  The rights should not interfere with any merger or other business combination approved by our Board since our Board may, at its option, at any time until ten business days following the stock acquisition date redeem the then outstanding rights at the redemption price or take other action to exempt such a transaction under the Rights Agreement.

DESCRIPTION OF DEBT SECURITIES

The following description sets forth some general terms and provisions of the debt securities we may offer, but is not complete. The particular terms of the debt securities offered, and the extent to which the general provisions may or may not apply to the debt securities so offered, will be described in the prospectus supplement relating to the particular debt securities.

Any senior debt securities will be issued under a senior indenture to be entered into between us and the trustee named in the senior indenture. Any subordinated debt securities will be issued under a subordinated indenture to be entered into between us and the trustee named in the subordinated indenture. The indentures will be qualified under the Trust Indenture Act of 1939, as amended.

The following summaries of some material provisions of the senior debt securities, the subordinated debt securities and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture (as supplemented) applicable to a particular series of debt securities, including the definitions therein of some terms. Except as otherwise indicated, the terms of any senior indenture and subordinated indenture will be identical.

General

Unless otherwise specified in a prospectus supplement, the debt securities will be direct unsecured obligations of Isolagen, Inc. The senior debt securities will rank equally with any of our other senior and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment to any senior indebtedness.

Unless otherwise specified in a prospectus supplement, the indentures do not limit the aggregate principal amount of debt securities that we may issue and provide that we may issue debt securities from time to time at par or at a discount, and in the case of the new indentures, if any, in one or more series, with the same or various maturities. Unless indicated in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance.  Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable indenture.

Each prospectus supplement will describe the terms relating to the specific series of debt securities being offered. These terms will include some or all of the following:

•                                          the title of debt securities and whether they are subordinated debt securities or senior debt securities;

•                                          any limit on the aggregate principal amount of the debt securities;

•                                          the ability to issue additional debt securities of the same series;

•                                          the price or prices at which we will sell the debt securities;

•                                          whether the debt securities of the series will be guaranteed and the terms of any such guarantee;

•                                          the maturity date or dates of the debt securities;

•                                          the rate or rates of interest, if any, which may be fixed or variable, at which the debt securities will bear interest, or the method of determining such rate or rates, if any;

•                                          the date or dates from which any interest will accrue or the method by which such date or dates will be determined;

•                                          the right, if any, to extend the interest payment periods and the duration of any such deferral period, including the maximum consecutive period during which interest payment periods may be extended;

•                                          whether the amount of payments of principal of (and premium, if any) or interest on the debt securities may be determined with reference to any index, formula or other method, such as one or more currencies, commodities, equity indices or other indices, and the manner of determining the amount of such payments;

•                                          the dates on which we will pay interest on the debt securities and the regular record date for determining who is entitled to the interest payable on any interest payment date;

•                                          the place or places where the principal of (and premium, if any) and interest on the debt securities will be payable, where any securities may be surrendered for registration of transfer, exchange or conversion, as applicable, and notices and demands may be delivered to or upon us pursuant to the indenture;

•                                          if we possess the option to do so, the periods within which and the prices at which we may redeem the debt securities, in whole or in part, pursuant to optional redemption provisions, and the other terms and conditions of any such provisions;

•                                          our obligation, if any, to redeem, repay or purchase debt securities by making periodic payments to a sinking fund or through an analogous provision or at the option of holders of the debt securities, and the period or periods within which and the price or prices at which we will redeem, repay or purchase the debt securities, in whole or in part, pursuant to such obligation, and the other terms and conditions of such obligation;

•                                          the denominations in which the debt securities will be issued, if other than denominations of $1,000 and integral multiples of $1,000;

•                                          the portion, or methods of determining the portion, of the principal amount of the debt securities which we must pay upon the acceleration of the maturity of the debt securities in connection with an event of default (as described below), if other than the full principal amount;

•                                          the currency, currencies or currency unit in which we will pay the principal of (and premium, if any) or interest, if any, on the debt securities, if not United States dollars;

•                                          any deletions from, modifications of or additions to the events of default or our covenants with respect to the applicable series of debt securities;

•                                          any limitation on our ability to incur debt, redeem shares, sell our assets or other restrictions;

•                                          the application, if any, of the terms of the indenture relating to defeasance and covenant defeasance (which terms are described below) to the debt securities;

•                                          whether the subordination provisions summarized below or different subordination provisions will apply to the debt securities;

•                                          the terms, if any, upon which the holders may convert or exchange the debt securities into or for our common stock, preferred stock or other securities or property;

•                                          whether any of the debt securities will be issued in global form and, if so, the terms and conditions upon which global debt securities may be exchanged for certificated debt securities;

•                                          any change in the right of the trustee or the requisite holders of debt securities to declare the principal amount thereof due and payable because of an event of default;

•                                          the depository for global or certificated debt securities;

•                                          any special tax implications of the debt securities;

•                                          any trustees, authenticating or paying agents, transfer agents or registrars, or other agents with respect to the debt securities;

•                                          any other terms of the debt securities not inconsistent with the provisions of the indentures, as amended or supplemented;

Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.   Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. The applicable prospectus supplement will describe the federal income tax consequences and special considerations applicable to any such debt securities.

Guarantees

Debt securities may be guaranteed by our subsidiaries if so provided in the applicable prospectus supplement. The prospectus supplement will describe the terms of any guarantees, including, among other things, the method for determining the identity of the guarantors and the conditions under which guarantees will be added or released. Any guarantees will be joint and several obligations of the guarantors.  The obligations of each guarantor under its guarantee will be limited as necessary to prevent that guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

Subordination

The prospectus supplement relating to any offering of subordinated debt securities will describe the specific subordination provisions, if any. However, unless otherwise noted in the prospectus supplement, subordinated debt securities will be subordinate and junior in right of payment to any existing indebtedness.  Unless otherwise noted in the prospectus supplement, the subordinated indenture will not limit the amount of subordinated debt securities which we may issue, nor will it limit us from issuing any other secured or unsecured debt.

Unless otherwise noted in an accompanying prospectus supplement, if we default in the payment of any principal of (or premium, if any) or interest on any senior indebtedness when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, then, unless and until such default is cured or waived or ceases to exist, we will make no direct or indirect payment (in cash, property, securities, by set-off or otherwise) in respect of the principal of or interest on the subordinated debt securities.

In the event of the acceleration of the maturity of any subordinated debt securities, the holders of all senior debt securities outstanding at the time of such acceleration, subject to any security interest, will first be entitled to receive payment in full of all amounts due on the senior debt securities before the holders of the subordinated debt securities will be entitled to receive any payment of principal (and premium, if any) or interest on the subordinated debt securities.

Unless otherwise indicated in an applicable prospectus, if any series of subordinated debt securities is guaranteed by certain of our subsidiaries, then the guarantee will be subordinated to the senior indebtedness of such guarantor to the same extent as the subordinated debt securities are subordinated to the senior indebtedness.

Consolidation, Merger or Sale; No Protection in Event of a Change of Control or Highly Leveraged Transaction

The indenture does not contain any covenant that restricts our ability to merge, consolidate, sell, convey, transfer or otherwise dispose of all or substantially all of our assets so long as no default or event of default under the indenture shall have occurred or be continuing immediately before and immediately after giving effect to such a transaction. Any successor to or acquirer of such assets must assume all of our obligations under the indenture or the debt securities, as appropriate.

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions providing for a put or increased interest or otherwise that may afford holders of the debt securities protection in the event we have a change of control or in the event of a highly leveraged transaction (whether or not such transaction results in a change of control), which could adversely affect holders of debt securities.

Events of Default, Notice and Waiver

Event of default means, with respect to any series of debt securities, any of the following:

•                                          default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

•                                          default in the payment of principal of or premium on any debt security of that series when due and payable;

•                                          default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 90 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than a majority in principal amount of the outstanding debt securities of that series as provided in the indenture;

•                                          certain events of bankruptcy, insolvency or reorganization of our company; and

•                                          any other event of default provided with respect to debt securities of that series that is described in the applicable prospectus supplement.

No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of an event of default may constitute an event of default under our bank credit agreements in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

If an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than a majority in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of, and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an event of default.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities, unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•                                          that holder has previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series; and

•                                          the holders of at least a majority in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, and any premium and interest on, that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.

If any securities are outstanding under the indenture, the indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default or event of default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

Discharge, Defeasance and Covenant Defeasance

We may choose to either discharge our obligations on the debt securities of any series in a legal defeasance, or to release ourselves from our covenant restrictions on the debt securities of any series in a covenant defeasance.  We may do so at any time after we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of the series. If we choose the legal defeasance option, the holders of the debt securities of the series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities, replacement of lost, stolen, destroyed or mutilated debt securities, conversion or exchange of debt securities, sinking fund payments and receipt of principal and interest on the original stated due dates or specified redemption dates.

We may discharge our obligations under the indenture or release ourselves from covenant restrictions only if, in addition to making the deposit with the trustee, we meet some specific requirements. Among other things:

•                                          we must deliver an opinion of our legal counsel that the discharge will not result in holders having to recognize taxable income or loss or subject them to different tax treatment. In the case of legal defeasance, this opinion must be based on either an IRS letter ruling or change in federal tax law;

•                                          we may not have a default on the debt securities discharged on the date of deposit;

•                                          the discharge may not violate any of our agreements; and

•                                          the discharge may not result in our becoming an investment company in violation of the Investment Company Act of 1940.

Modification and Waiver

Under the indentures, unless an accompanying prospectus supplement states otherwise, we may modify and amend the indentures with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will::

•                                          reduce the principal amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•                                          reduce the principal of or change the fixed maturity of any debt security or, except as provided in any prospectus supplement, alter or waive any of the provisions with respect to the redemption of the debt securities;

•                                          reduce the rate of or change the time for payment of interest, including default interest, on any debt security;

•                                          waive a default or event of default in the payment of principal of or interest or premium, if any, on, the debt securities (except a rescission of acceleration of the debt securities by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities and a waiver of the payment default that resulted from such acceleration);

•                                          make any debt security payable in money other than that stated in the debt securities;

•                                          make any change in the provisions of the applicable indenture relating to waivers of past defaults or the rights of holders of the debt securities to receive payments of principal of, or interest or premium, if any, on, the debt securities;

•                                          waive a redemption payment with respect to any debt security;

•                                          release any applicable guarantor from any of its obligations under its guarantee or the indenture, except in accordance with the indenture;

•                                          make any change to the subordination or ranking provisions of the indenture or the related definitions that adversely affect the rights of any holder; or

•                                          make any change in the preceding amendment and waiver provisions.

The indentures permit the holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series issued under the indenture which is affected by the modification or amendment to waive our compliance with certain covenants contained in the indentures.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any interest payment date will be made to the person in whose name a debt security is registered at the close of business on the record date for the interest.

Unless otherwise indicated in the applicable prospectus supplement, principal, interest and premium on the debt securities of a particular series will be payable at the office of such paying agent or paying agents as we may designate for such purpose from time to time. Notwithstanding the foregoing, at our option, payment of any interest may be made by check mailed to the address of the person entitled thereto as such address appears in the security register.

Unless otherwise indicated in the applicable prospectus supplement, a paying agent designated by us will act as paying agent for payments with respect to debt securities of each series. All paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All moneys paid by us to a paying agent for the payment of the principal, interest or premium on any debt security which remain unclaimed at the end of two years after such principal, interest or premium has become due and payable will be repaid to us upon request, and the holder of such debt security thereafter may look only to us for payment thereof.

Denominations, Registrations and Transfer

Unless an accompanying prospectus supplement states otherwise, debt securities will be represented by one or more global certificates registered in the name of a nominee for The Depository Trust Company, or DTC. In such case, each holder’s beneficial interest in the global securities will be shown on the records of DTC and transfers of beneficial interests will only be effected through DTC’s records.

A holder of debt securities may only exchange a beneficial interest in a global security for certificated securities registered in the holder’s name if:

•                                          we deliver to the trustee notice from DTC that it is unwilling or unable to continue to act as depository or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor depositary is not appointed by us within 120 days after the date of such notice from DTC;

•                                          we in our sole discretion determine that the debt securities (in whole but not in part) should be exchanged for definitive debt securities and deliver a written notice to such effect to the trustee; or

•                                          there has occurred and is continuing a default or event of default with respect to the debt securities.

If debt securities are issued in certificated form, they will only be issued in the minimum denomination specified in the accompanying prospectus supplement and integral multiples of such denomination. Transfers and exchanges of such debt securities will only be permitted in such minimum denomination. Transfers of debt securities in certificated form may be registered at the trustee’s corporate office or at the offices of any paying agent or trustee appointed by us under the indentures.

Exchanges of debt securities for an equal aggregate principal amount of debt securities in different denominations may also be made at such locations.

Conversion or Exchange Rights

The prospectus supplement will describe the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our common stock, preferred stock or other debt securities. These terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. These provisions may allow or require the number of shares of our common stock or other securities to be received by the holders of such series of debt securities to be adjusted.

Governing Law

The indentures and debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to its principles of conflicts of laws.

Trustee

The trustee or trustees under the indentures will be named in any applicable prospectus supplement.

DESCRIPTION OF CURRENTLY OUTSTANDING NOTES

Overview

In November 2004, we issued $90,000,000 of 3.5% Convertible Subordinated Notes due November 1, 2024.  The notes are governed by an indenture between us and The Bank of New York Trust Company, N.A., as trustee.  The notes are our general, unsecured obligations. The notes are subordinated in right of payment, which means that they rank in right of payment behind other indebtedness of ours as described below. In addition, the notes are effectively subordinated to all existing and future liabilities of our subsidiaries. The notes are limited to an aggregate principal amount of $90,000,000. We will be required to repay the full principal amount of the notes on November 1, 2024 unless they are previously converted, redeemed or repurchased.

The notes bear interest at an annual rate of 3.5% from the date of issuance of the notes. We are required to pay additional interest if we fail to comply with our obligations described below under “—Registration Rights.” We pay interest twice a year, on each May 1 and November 1, beginning May 1, 2005, until the principal is paid or made available for payment or the notes have been converted. We pay interest to the persons in whose name the notes are registered at the close of business on the immediately preceding April 15 and October 15, as the case may be. Interest is calculated on the basis of a 360-day year consisting of twelve 30-day months.

Noteholder may convert the notes into shares of our common stock at any time before the close of business on November 1, 2024, unless the notes have been previously redeemed or repurchased. The initial conversion rate for the notes is 109.2001 shares of common stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $9.16 per share. The conversion rate may be adjusted as described below. Holders of notes called for redemption or submitted for repurchase will be entitled to convert the notes up to and including the business day immediately preceding the date fixed for redemption or repurchase.

At any time on or after November 1, 2009, we may redeem some or all of the notes at a redemption price equal to 100% of the principal amount of such notes plus accrued and unpaid interest (including additional interest, if any) to, but excluding, the redemption date.

Noteholders have the right to require us to repurchase their notes on November 1 of 2009, 2014 and 2019 as described below under “ —Repurchase at Option of Holders.” In addition, if we experience a fundamental change, noteholder have the right to require us to repurchase the notes as described below under “—Repurchase at Option of Holders Upon a Fundamental Change.” In the event of certain fundamental changes that occur on or prior to November 1, 2009, we will also pay a make-whole premium to holders that require us to purchase their notes in connection with such fundamental change.

No “sinking fund” is provided for the notes, which means that the indenture does not require us to redeem or retire the notes periodically.

Form, Denomination, Transfer, Exchange and Book-Entry Procedures

The notes are issued:

•                                          only in registered form;

•                                          without interest coupons; and

•                                          in denominations of $1,000 and integral multiplies of $1,000.

Principal of and interest (including additional interest, if any) on the notes is payable, and the notes may be presented for registration or exchange, at the office or agency we maintain for such purpose in the Borough of Manhattan, City of New York. Until we designate otherwise, our office or agency will be the trustee’s corporate trust office presently located in the Borough of Manhattan, City of New York.

The notes are evidenced by one or more global notes that have been deposited with the trustee, as custodian for DTC, and registered in the name of Cede & Co., as nominee of DTC. The global note and any notes issued in exchange for the global note are subject to restrictions on transfer and will bear a legend regarding those restrictions. Except as set forth below, record ownership of the global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

No global note will be registered in the name of any person, or exchanged for notes that are registered in the name of any person, other than DTC or its nominee, unless either of the following occurs:

•                                          DTC has notified us that it is unwilling or unable to continue as depository for the global note or has ceased to be a clearing agency registered as such under the Exchange Act or announces an intention to permanently cease business or does in fact do so; or

•                                          an event of default with respect to the notes represented by the global note has occurred and is continuing.

In those circumstances, DTC will determine in whose names any notes issued in exchange for the global note will be registered.

As long as the notes are registered in the name of Cede & Co., as nominee for DTC, DTC or its nominee will be considered the sole owner and holder of the global note for all purposes, and as a result:

•                                          noteholders cannot receive notes registered in their name if they are represented by the global note;

•                                          noteholders cannot receive certificated (physical) notes in exchange for their beneficial interest in the global note;

•                                          noteholders will not be considered to be the owner or holder of the global note or any note it represents for any purpose; and

•                                          all payments on the global note will be made to DTC or its nominee.

The laws of some jurisdictions require that some kinds of purchasers can only own securities in physical, certificated form. These laws may limit a noteholders ability to acquire an interest in the notes and to transfer or encumber beneficial interests in the global note to these types of purchasers.

Only institutions, such as a securities broker or dealer, that have accounts with DTC or its nominee, called participants, and persons that may hold beneficial interests through participants can own a beneficial interest in the global note. The only place where the ownership of beneficial interests in the global note appears, and the only way the transfer of those interests can be made, will be on the records kept by DTC (for its participants’ interests) and the records kept by those participants (for interests participants hold on behalf of other persons).

Secondary trading in notes of corporate issuers is generally settled in clearing house, or next day, funds. Beneficial interests in a global note, however, usually trade in DTC’s same day funds settlement system and settle in immediately available funds. We make no representation as to the effect that settlement in immediately available funds will have on trading activity in those beneficial interests.

So long as DTC through Cede & Co. is the sole registered holder of notes, we will make cash payments of interest (including additional interest, if any) on, and the redemption or purchase price of, the global note, only to Cede & Co., the nominee of DTC, as the registered owner of the global note. We will make these payments by wire transfer of immediately available funds on each payment date.

We have been informed that, with respect to any cash payment of interest (including additional interest, if any) on, principal of, or the redemption or purchase price of, the global note, DTC’s practice is to credit participants’ accounts on the payment date with payments in amounts proportionate to their respective beneficial interests in the notes represented by the global note as shown on DTC’s records, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in notes represented by the global note held through participants are the responsibility of those participants, as is now the case with securities held for the accounts of customers registered in “street name.”

We will send any redemption notice to the trustee. If fewer than all of the notes are being redeemed, the particular ratio to be redeemed will be selected by the trustee by a method that the trustee deems to be fair and appropriate. We understand that if fewer than all of the notes are to be redeemed, DTC’s current practice is to determine by lot the amount of the holdings of each participant in the global note to be redeemed.

We also understand that neither DTC nor Cede & Co. will consent or vote with respect to the notes. We have been advised that under its usual procedures, DTC will mail an “omnibus proxy” to us as soon as practicable after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those participants to whose accounts the notes are credited on the record date identified in a listing attached to the omnibus proxy.

Because DTC can act only on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the global note to pledge or otherwise encumber their interest in the global note to persons or entities that do not participate in the DTC book entry system, or otherwise take actions in respect of that interest, may be adversely affected by the lack of a physical certificate evidencing its interest.

DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange) only at the direction of one or more participants to whose account with DTC interests in the global note are credited. Further, DTC has advised us that it will take such action only in respect of the portion of the principal amount of the notes represented by the global note as to which such participant has, or participants have, given DTC direction.

DTC has also advised us as follows:

•                                          DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code, as amended, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act;

•                                          DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants;

•                                          participants in DTC include securities brokers and dealers, banks, trust companies and clearing corporations and may include other organizations. Some of these participants (or their representatives), together with other entities, own DTC; and

•                                          indirect access to the DTC system is available to other entities, such as banks, brokers, dealers and trust companies, that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly.

DTC’s policies and procedures, which may change periodically, will apply to payments, transfers, exchanges and other matters relating to beneficial interests in the global note. The trustee and we have no responsibility or liability for any aspect of DTC’s or any participant’s records relating to beneficial interests in the global note, including for payments made on the global note, and we and the trustee are not responsible for maintaining, supervising or reviewing any of those records.

Conversion Rights

Noteholders may, at their option, convert the principal amount of any note that is an integral multiple of $1,000 into shares of our common stock at any time prior to the close of business on the maturity date, unless the note has been previously redeemed or repurchased. If the notes are called for redemption or subject to repurchase, noteholders may convert notes at any time before the close of business on the business day immediately preceding the date fixed for redemption or repurchase, as the case may be, unless we default in making the payment due upon redemption or repurchase. The initial conversion rate for the notes is 109.2001 shares of common stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $9.16 per share. The conversion rate is subject to adjustment as described below.

In the event of a fundamental change that consists of a change in control described in paragraph 2 of the definition thereof below and occurs on or prior to November 1, 2009, we will pay a make-whole premium to the holders of the notes that convert their notes into common stock on or after the date on which we have given notice to all holders of the occurrence of the fundamental change and on or before the purchase date as described below under “—Repurchase at Option of Holders Upon a Fundamental Change.”

Noteholders can convert the note by delivering the note to the trustee’s corporate trust office, accompanied by a signed and completed notice of conversion, a copy of which may be obtained from the trustee. In the case of a global note, we have been informed that DTC will effect the conversion upon notice from the holder of a beneficial interest in the global note in accordance with DTC’s rules and procedures. The conversion date will be the date on which the note and the duly signed and completed notice of conversion are so delivered to the trustee. As promptly as practicable on or after the conversion date, we will issue and deliver to the trustee a certificate or certificates for the number of full shares of common stock issuable upon conversion, together with payment of cash in lieu of any fractional shares, and the trustee shall deliver such certificate(s) and cash payment to the conversion agent for delivery to the holder of the note being converted. The common stock issuable upon conversion of the notes will be fully paid and nonassessable.

If a noteholder surrenders a note for conversion on a date that is not an interest payment date, the noteholder will not be entitled to receive any interest for the period from the preceding interest payment date to the date of conversion, except as described below. Notwithstanding the foregoing, if someone is a holder of a note on a regular record date, including a note that is subsequently surrendered for conversion after the regular record date, the noteholder will receive the interest payable on such note on the next interest payment date. To correct for this resulting overpayment of interest, we will require that any note surrendered for conversion during the period from the close of business on a regular record date to the opening of business on the next interest payment date be accompanied by payment of the interest payable on the interest payment date on the principal amount of notes being surrendered for conversion. However, a noteholder will not be required to make that payment if it is converting a note, or a portion of a note, that we have called for redemption or that the noteholder is entitled to require us to repurchase if its conversion right would terminate because of the redemption or repurchase between the regular record date and the close of business on the next interest payment date.

If we distribute rights or warrants (other than those referred to in the second bullet below) pro rata to holders of our common stock, so long as any such rights or warrants have not expired or been redeemed by us, the holder of any note surrendered for conversion will be entitled to receive upon such conversion, in addition to the shares of common stock issuable upon such conversion, which we refer to as the “conversion shares,” a number of rights or warrants to be determined as follows:

•                                          if such conversion occurs on or prior to the date for the distribution to the holders of rights or warrants of separate certificates evidencing such rights or warrants, which we refer to as the “distribution date,” the same number of rights or warrants to which a holder of a number of shares of common stock equal to the number of conversion shares is entitled at the time of such conversion; and

•                                          if such conversion occurs after such distribution date, the same number of rights or warrants to which a holder of the number of shares of common stock into which such note was convertible immediately prior to such distribution date would have been entitled on such distribution date.

If a noteholder receives common stock upon conversion of a note, it will not be entitled to receive any dividends payable to holders of common stock as of any record date before the close of business on the conversion date. We will not issue fractional shares upon conversion of notes. Instead, we will pay an amount in cash based on the closing sales price of our common stock on the American Stock Exchange on the conversion date.

If a noteholder delivers a note for conversion, it will not be required to pay any taxes or duties in respect of the issuance or delivery of common stock on conversion. However, it will be required to pay any tax or duty that may be payable in respect of any transfer involved in the issuance or delivery of our common stock in a name other than the noteholder’s name. We will not issue or deliver certificates representing common stock unless the person requesting the issuance or delivery has paid to us the amount of any such tax or duty or has established to our satisfaction that no such tax or duty is payable.

Conversion Rate Adjustments

We will adjust the conversion rate for:

•                                          dividends or distributions on our common stock payable in shares of our common stock;

•                                          subdivisions, combinations or certain reclassifications of our common stock;

•                                          distributions (other than pursuant to a stockholder rights plan) to all or substantially all holders of our common stock of certain rights or warrants (other than pursuant to a stockholder rights plan) entitling them, for a period expiring not more than 60 days immediately following the record date for the distribution, to purchase or subscribe for shares of our common stock, or securities convertible into or exchangeable or exercisable for shares of our common stock, at a price per share less than the then current market price of our common stock on the record date for the distribution, provided that we will readjust the conversion rate to the extent these rights or warrants are not exercised before they expire;

•                                          dividends or other distributions to all or substantially all holders of our common stock of shares of our capital stock (other than common stock), evidences of indebtedness or other assets (other than cash dividends) or the dividend or distribution to all or substantially all holders of our common stock of certain rights or warrants (other than those covered in the third bullet above or, as described below, certain rights distributed pursuant to a stockholder rights plan) to subscribe for or purchase our securities, provided that we will not adjust the conversion rate pursuant to this provision for distributions of certain rights or warrants if we make arrangements for holders of notes to receive those rights and warrants upon conversion of the notes;

•                                          cash dividends or cash distributions to all or substantially all holders of our common stock, other than distributions described in the two immediately following bullets;

•                                          distributions of cash or other consideration by us or any of our subsidiaries in respect of a tender offer or exchange offer for our common stock, where such cash and the value of any such other consideration per share of our common stock validly tendered or exchanged exceeds the then current market price per share of our common stock on the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer and;

•                                          distributions of cash or other consideration by a person other than us or any of our subsidiaries in respect of a tender offer or exchange offer for our common stock, where:

•                                          as of the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer, our board of directors does not recommend rejection of the offer;

•                                          assuming all shares sought in the tender or exchange offer are validly tendered or exchanged, the offeror, together with its affiliates and certain other persons, would beneficially own at least 10% of the total shares of our common stock outstanding immediately after the expiration time of the tender or exchange offer; and

•                                          such cash and the value of any such other consideration per share of common stock validly tendered or exchanged exceeds the then current market price per share of our common stock on the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer.

Subject to the provisions of the indenture, if we distribute cash in accordance with the fifth bullet above, then the conversion rate will generally be increased so that it equals the rate determined by multiplying the conversion rate in effect on the record date for the cash distribution by a fraction, the numerator of which is the then current market price per share of our common stock on the record date and the denominator of which is such then current market price less the per share amount of the distribution. We will not, however, adjust the conversion rate pursuant to this provision such that the effective conversion price is an amount that is below $0.01.

For purposes of the foregoing, “current market price” per share of our common stock on a date generally means the average of the closing sale prices of our common stock for the 10 consecutive trading days immediately preceding that date. We will make adjustments to the current market price in accordance with the indenture to account for the occurrence of certain events during such 10 consecutive trading day period.

The indenture does not require us to adjust the conversion rate for any of the transactions described in the bullets above if we make provisions for holders of notes to participate in the transaction without conversion on a basis and with notice that our board of directors determines in good faith to be fair and appropriate.

We will not adjust the conversion rate unless the adjustment would result in a change of at least 1% in the then effective conversion price. However, we will carry forward any adjustment that we would otherwise have to make and take that adjustment into account in any subsequent adjustment.

To the extent permitted by law, we may, from time to time, increase the conversion rate by any amount for a period of at least 20 days or any longer period required by law, so long as the increase is irrevocable during that period and our board of directors determines that the increase is in our best interests. We will mail a notice of the increase to holders at least 15 days before the day the increase commences. In addition, we may also increase the conversion rate as we determine to be advisable in order to avoid taxes to recipients or certain distributions.

On conversion, the holders of notes will receive, in addition to cash, any shares of our common stock that such holders are entitled to receive upon conversion, a cash payment in respect of fractional shares and rights under any stockholder rights plan (i.e. “poison pill”) adopted by us and then in effect, whether or not these rights are separated from our common stock prior to conversion. A distribution of rights pursuant to such a stockholder rights plan will not trigger a conversion rate adjustment to the fourth bullet above so long as we have made proper provision to provide that holders of notes will receive such rights upon conversion in accordance with the terms of the indenture. A distribution of separate certificates representing any such rights or the exercise of any such rights in accordance with the plan will not trigger a conversion rate adjustment.

Subordination

The payment of the principal of (and premium, if any) and interest (including additional interest, if any) on the notes, and any amounts payable upon the redemption or repurchase of the notes, will be subordinated in right of payment to the extent set forth in the indenture to the prior payment in full of all of our senior debt. The notes are also effectively subordinated in right of payment to any debt or other liabilities of our subsidiaries. As of December 31, 2006, other than these notes, we had no outstanding senior debt and our subsidiaries had approximately $5.3 million of accounts payable and other accrued liabilities.

For purposes of the foregoing, “senior debt” means the principal of, premium, if any, and interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) on, and rent payable on or in connection with, and all fees, costs, claims, expenses and other amounts payable in connection with, the following, whether absolute or contingent, secured or unsecured, due or to become due, outstanding on the date of the indenture or thereafter created, incurred or assumed:

•                                          all our indebtedness evidenced by a credit or loan agreement, whether or not the recourse of the lender is to all of our assets or to only a portion;

•                                          all of our indebtedness, obligations and other liabilities, contingent or otherwise, for borrowed money, including, without limitation, overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements and any loans or advances from banks, whether or not evidenced by notes or similar instruments and whether or not the recourse of the lender is to all of our assets or to only a portion;

•                                          bonds, debentures, notes or similar instruments, whether or not the recourse of the lender is to all of our assets or to only a portion;

•                                          all our obligations as lessee under leases required to be capitalized on our balance sheet under generally accepted accounting principles;

•                                          all our obligations and other liabilities, contingent or otherwise, under any lease or related document, including a purchase agreement, in connection with the lease of real property or improvements, or any personal property included as part of any such lease, which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a residual value of leased property to the lessor and all of our obligations under such lease or related document to purchase or to cause a third party to purchase the leased property, whether or not such lease transaction is characterized as an operating lease or capitalized lease in accordance with generally accepted accounting principles;

•                                          all our obligations under interest rate and currency swaps, caps, floors, collars, hedge agreements, forward contracts or similar agreements or arrangements;

•                                          all our obligations with respect to letters of credit, bank guarantees, bankers’ acceptances and similar facilities, including related reimbursement obligations;

•                                          all our obligations issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable and accrued liabilities arising in the ordinary course of business;

•                                          all our obligations of the type referred to above of another person and all dividends of another person, the payment of which, in either case, we have assumed or guaranteed, or for which we are responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise, or which are secured by a lien on our property; and

•                                          renewals, extensions, modifications, replacements, restatements and refundings of, or any indebtedness or obligation issued in exchange for, any indebtedness or obligation described in the bullets above.

Senior debt will not include:

•                                          the notes;

•                                          any indebtedness or obligation if the terms of the indebtedness or obligation, or the terms of the instrument under which the indebtedness or obligation is issued, expressly provide that the indebtedness or obligation is not superior in right of payment to the notes;

•                                          accounts payable or other accrued liabilities or obligations incurred in the ordinary course of business in connection with the obtaining of materials or services; or

•                                          any indebtedness or obligation that we may owe to any of our direct or indirect subsidiaries.

We will not make any payment on account of the notes if any of the following occurs:

•                                          we default in our obligations to pay principal, premium, if any, interest or other amounts due on or in connection with our senior debt, including a default under any redemption or repurchase obligation, which we refer to as a “payment default,” and the default continues beyond any grace period that we may have to make those payments; or

•                                          a default (other than a payment default) occurs and is continuing on any designated senior debt that permits the holders of the designated senior debt to accelerate its maturity and the trustee has received a payment blockage notice from us, the holder of such designated senior debt or such other person permitted to give such notice under the indenture.

If payments of the notes have been blocked by a payment default, payments on the notes will resume (including missed payments, if any) when the payment default has been cured or waived. If payments on the notes have been blocked by a default other than a payment default, payments on the notes will resume (including missed payments, if any) on the earlier of (i) the date on which such default is cured or waived and (ii) 179 days after the date on which the trustee receives the payment blockage notice if the maturity of the designated senior debt has not been accelerated such that such designated senior debt is then presently payable, unless the indenture otherwise prohibits payment at that time.

No default (other than a payment default) that existed on the day a payment blockage notice was delivered to the trustee can be used as the basis for any subsequent payment blockage notice unless that existing non-payment default has been cured for a period of at least 90 days. In addition, once a holder of designated senior debt has blocked payment on the notes by giving a payment blockage notice, no new period of payment blockage can be commenced until both of the following are satisfied:

•                                          365 days have elapsed since the effectiveness of the immediately prior payment blockage notice; and

•                                          all scheduled payments of principal, any premium and interest (and additional interest, if any) on the notes that have come due have been paid in full in cash.

For purposes of the foregoing, designated senior debt means our obligations under any particular senior debt in which the instrument creating or evidencing the debt, or the assumption or guarantee of the debt, or related agreements or documents to which we are a party, expressly provides that the indebtedness will be designated senior debt for purposes of the indenture. That instrument, agreement or other document may place limitations and conditions on the right of that senior debt to exercise the rights of designated senior debt.

In addition, upon any acceleration of the principal due on the notes as a result of an event of default or payment or distribution of our assets to creditors upon any dissolution, winding up, total or partial liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other similar proceedings, all principal, premium, interest and other amounts due or to become due on or in connection with all senior debt must be paid in full in cash or cash equivalents before a noteholder will be entitled to receive any payment with respect to the notes. Due to the subordination provisions of the notes and the indenture, in the event of insolvency, our creditors who are holders of senior debt may recover more, ratably, than a noteholder would, and this subordination may reduce or eliminate payments to a noteholder.

The notes are effectively subordinated to all indebtedness and other liabilities of our subsidiaries, including trade payables and lease obligations. This occurs because any right we have to receive any assets of our subsidiaries upon their liquidation or reorganization, and the consequent right of the holders of the notes to participate in those assets, are effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors, except to the extent that we are recognized as a creditor of the subsidiary, in which case our claims would still be subordinate to any claims secured by a security interest in the subsidiary’s assets and any indebtedness of the subsidiary senior to that which we hold, at least to the extent of the collateral for such indebtedness.

The indenture does not limit our ability to incur indebtedness, including senior debt, or the ability of any of our subsidiaries to incur indebtedness or other liabilities.

Redemption

Prior to November 1, 2009, the notes will not be redeemable at our option. Beginning on November 1, 2009, we may redeem the notes, in whole or in part, for cash at any time at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest (including additional interest, if any) to, but excluding, the date of redemption, provided that the shelf registration statement covering resales of the notes and the common stock issuable upon conversion of the notes is effective and available for use and is expected to remain effective and available for use for the 30 days following the redemption date, unless registration is no longer required.

We will give at least 20 days but not more than 60 days notice of redemption by mail to holders of notes. Notes or portions of notes called for redemption will be convertible by the holder until the close of business on the business day prior to the redemption date.

If the paying agent holds money sufficient to pay the redemption price due on a note on the redemption date in accordance with the provisions of the indenture, then on and after the redemption date, the note will cease to be outstanding and interest on the note will cease to accrue, whether or not the holder delivers the note to the paying agent. Thereafter, all other rights of the holder will terminate, other than the right to receive the redemption price upon delivery of the note.

If we do not redeem all of the notes, the trustee will select the notes to be redeemed in principal amounts of $1,000 or integral multiples thereof, by lot or on a pro rata basis. If any notes are to be redeemed in part only, we will issue a new note or notes with a principal amount equal to the unredeemed principal portion thereof. If a portion of the notes is selected for partial redemption and a noteholder convert a portion of its notes, the converted portion will be deemed to be taken from the portion selected for redemption.

Repurchase at Option of Holders

Noteholders will have the right to require us to repurchase all or a portion of their notes for cash on November 1 of 2009, 2014 and 2019, each of which we refer to as a “purchase date.” Any note purchased by us on a purchase date will be paid for in cash. We will be required to purchase any outstanding notes for which a noteholder delivers a written purchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 22 business days prior to the relevant purchase date until the close of business on the date that is two business days prior to the purchase date. If the purchase notice is given and withdrawn prior to the relevant purchase date, we will not be obligated to purchase the related notes. We may not have funds sufficient to repurchase notes when we are required to do so.

The purchase price payable will be equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest (including additional interest, if any) to, but excluding, the purchase date.

On or before the 22nd business day prior to each purchase date, we will provide to the trustee, the paying agent and to the noteholders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, a notice stating, among other things:

•                                          the purchase price;

•                                          the name and address of the paying agent and the conversion agent; and

•                                          the procedures that a noteholder must follow to require us to purchase its notes.

A noteholder’s notice electing to require us to purchase their notes must state:

•                                          the relevant purchase date;

•                                          if certificated notes have been issued, the certificate numbers of the notes;

•                                          the portion of the principal amount of notes to be purchased, in integral multiples of $1,000; and

•                                          that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

If a noteholder’s notes are not in certificated form, a noteholder’s notice must comply with applicable DTC procedures.

No notes may be purchased at the option of holders if there has occurred and is continuing an event of default, other than an event of default that is cured by the payment of the purchase price of the notes.

A noteholder may withdraw its purchase notice in whole or in part by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the purchase date. A noteholder’s notice of withdrawal must state:

•                                          the principal amount of the withdrawn notes;

•                                          if certificated notes have been issued, the certificate numbers of the withdrawn notes; and

•                                          the principal amount, if any, that remains subject to the purchase notice.

If a noteholder’s notes are not in certificated form, its notice must comply with applicable DTC procedures. A noteholder must either effect book-entry transfer or deliver the notes, together with necessary endorsements, to the office of the paying agent after delivery of the purchase notice to receive payment of the purchase price. A noteholder will receive payment promptly following the later of the purchase date or the time of book-entry transfer or delivery of the notes. If the paying agent holds money sufficient to pay the purchase price of the notes on the business day following the purchase date, then:

•                                          the notes will cease to be outstanding and interest (including additional interest, if any) will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent); and

•                                          all other rights of the holder will terminate (other than the right to receive the purchase price upon delivery or transfer of the notes).

Repurchase at Option of Holders Upon a Fundamental Change

In the event of a fundamental change, a noteholder will have the right to require us to repurchase all or a portion of its notes at a purchase price equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest (including additional interest, if any) to, but excluding, the purchase date plus, under the circumstances described below, a make-whole premium. If the purchase date is after a record date but on or prior to an interest payment date, however, then the interest payable on such date will be paid to the holder of record of the notes on the relevant record date.

If the fundamental change consists of a change in control described in paragraph 2 of the definition thereof below and occurs on or prior to November 1, 2009, we will pay a make-whole premium to the holders of the notes. The make-whole premium will be paid on the purchase date to holders of the notes that convert their notes into common stock on or after the date on which we have given notice to all holders of the occurrence of the fundamental change and on or before the purchase date.

The make-whole premium will be determined by reference to the table below and is based on the date on which the change in control constituting the fundamental change becomes effective and the price paid per share of our common stock in such transaction. If holders of our common stock receive only cash in the transaction, the stock price shall be the cash amount paid per share of our common stock. Otherwise, the stock price shall be equal to the average closing sale price per share of our common stock over the five-trading day period ending on the trading date immediately preceding the effective date.

The following table shows what the make-whole premiums would be for each hypothetical stock price and effective date set forth below, expressed as a percentage of the principal amount of the notes.

	Make-Whole Premium Upon a Change in Control (% of Principal Amount)
Effective	Stock Price on Effective Date
Date	$6.66	$8.00	$9.00	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$20.00	$25.00	$30.00	$40.00	$50.00
11/3/2004	0.00%	19.07%	27.80%	27.68%	26.12%	24.79%	23.64%	22.65%	21.78%	18.83%	17.23%	16.26%	15.28%	14.83%
11/3/2005	0.00%	16.75%	25.18%	24.82%	23.08%	21.63%	20.38%	19.34%	18.42%	15.46%	13.96%	13.12%	12.33%	12.31%
11/3/2006	0.00%	14.26%	22.27%	21.61%	19.66%	18.06%	16.72%	15.62%	14.69%	11.82%	10.53%	9.88%	9.33%	9.14%
11/3/2007	0.00%	11.14%	18.56%	17.51%	15.32%	13.58%	12.21%	11.11%	10.23%	7.79%	6.88%	6.50%	6.22%	6.15%
11/3/2008	0.00%	6.93%	13.36%	11.76%	9.36%	7.65%	6.43%	5.56%	4.92%	3.50%	3.19%	3.09%	3.03%	3.03%
11/1/2009	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%

The actual stock price and effective date may not be set forth in the table, in which case:

•                                          if the actual stock price on the effective date is between two stock prices in the table or the actual effective date is between two effective dates on the table, the make-whole premium will be determined by a straight-line interpolation between the make-whole premiums set forth for the two stock prices and the two effective dates on the table based on a 365-day year;

•                                          if the stock price on the effective date exceeds $50.00 per share (subject to adjustment as described below), no make-whole premium will be paid; and

•                                          if the stock price on the effective date is less than or equal to $6.66 per share (subject to adjustment as described below), no make-whole premium will be paid.

The stock prices set forth in the column headings of the table will be adjusted as of any date on which the conversion rate of the notes is adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted.

We will pay, at our option, the purchase price and/or the make-whole premium in cash or shares of our common stock or, in the case of the make-whole premium, the same form of consideration used to pay for the shares of our common stock in connection with the transaction constituting the fundamental change.

If we decide to pay the purchase price and/or the make-whole premium in shares of our common stock, the value of our common stock to be delivered in respect of the purchase price and/or the make-whole premium shall be deemed to be equal to the average closing sale price per share of our common stock over the 10-trading day period ending on the trading day immediately preceding the purchase date. We may pay the purchase price and/or the make-whole premium in shares of our common stock only if the information necessary to calculate the closing sale price per share of our common stock is published in a daily newspaper of national circulation or by other appropriate means.

In addition, our right to pay the purchase price and/or the make-whole premium in shares of our common stock is subject to our satisfying various conditions, including:

•                                          listing such common stock on the principal United States securities exchange on which our common stock is then listed or, if not so listed, on the Nasdaq National Market;

•                                          the registration of such common stock under the Securities Act and the Exchange Act, if required; and

•                                          any necessary qualification or registration under applicable state securities law or the availability of an exemption from such qualification and registration.

If such conditions are not satisfied with respect to a holder prior to the close of business on the purchase date, we will pay the purchase price and make-whole premium in cash. We may not change the form of consideration to be paid with respect to the purchase price and make-whole premium once we have given the notice that we are required to give to holders of record of notes, except as described in the immediately preceding sentence.

If we decide to pay the make-whole premium in the same form of consideration used to pay for the shares of our common stock in connection with the transaction constituting the fundamental change, the value of the consideration to be delivered in respect of the make-whole premium will be calculated as follows:

•                                          securities that are traded on a United States national securities exchange or approved for quotation on the Nasdaq National Market or any similar system of automated dissemination of quotations of securities prices will be valued based on the average closing price or last sale price, as applicable, over the 10-trading day period ending on the trading day immediately preceding the purchase date;

•                                          other securities, assets or property (other than cash) will be valued at 98% of the average of the fair market value of such securities, assets or property (other than cash) as determined by two independent, nationally recognized investment banks selected by the trustee; and

•                                          100% of any cash.

Within 30 days after the occurrence of a fundamental change, we are required to give notice to all holders of record of notes, as provided in the indenture, stating, among other things, (i) the occurrence of a fundamental change and the resulting purchase right, (ii) whether we will pay the purchase price in cash or shares of our common stock and (iii) whether we will pay the make-whole premium in cash, shares of our common stock or the same form of consideration used to pay for the shares of our common stock in connection with the transaction constituting the fundamental change. We must also deliver a copy of our notice to the trustee.

Our obligation to pay a make-whole premium could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

In order to exercise the purchase right upon a fundamental change, a noteholder must deliver prior to the purchase date a fundamental change purchase notice stating, among other things:

•                                          if certificated notes have been issued, the certificate numbers of the notes;

•                                          the portion of the principal amount of notes to be purchased, in integral multiples of $1,000; and

•                                          that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

If a noteholder’s notes are not in certificated form, its notice must comply with applicable DTC procedures.

A noteholder may withdraw its notice in whole or in part by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the purchase date. A noteholder’s notice of withdrawal must state:

•                                          the principal amount of the withdrawn notes;

•                                          if certificated notes have been issued, the certificate numbers of the withdrawn notes; and

•                                          the principal amount, if any, that remains subject to the purchase notice.

In connection with any purchase offer in the event of a fundamental change, we will, if required:

•                                          comply with the provisions of Rule 13e-4, Rule 14e-1 and any other applicable tender offer rules under the Exchange Act; and

•                                          file a Schedule TO or any other required schedule under the Exchange Act.

A noteholder must either effect book-entry transfer or deliver the notes, together with necessary endorsements, to the office of the paying agent after delivery of the purchase notice to receive payment of the purchase price. A noteholder will receive payment promptly following the later of the purchase date or the time of book-entry transfer or delivery of the notes. If the paying agent holds money sufficient to pay the purchase price of the notes on the business day following the purchase date, then:

•                                          the notes will cease to be outstanding and interest (including additional interest, if any) will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent); and

•                                          all other rights of the holder will terminate (other than the right to receive the purchase price upon delivery or transfer of the notes).

A “fundamental change” generally will be deemed to occur upon the occurrence of a change in control or a termination of trading.

A “change in control” is deemed to have occurred at such time any of the following occurs:

1.                                       any person or group (defined in accordance with Section 13(d)(3) of the Exchange Act) acquires beneficial ownership (determined in accordance with Rule 13d-3 under the Exchange Act), directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of our capital stock entitling that person to exercise more than 50% of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, provided that any acquisition by us, our subsidiaries or our employee benefit plans will not trigger this provision;

2.                                       we consolidate with, or merge with or into, any other person or another person merges into us, except if the transaction satisfies any of the following:

•                                          the transaction is a merger (A) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock and (B) pursuant to which holders of our common stock immediately prior to the transaction have, directly or indirectly, 50% or more of the total voting power of all shares of capital stock or other ownership interest in the continuing or surviving person entitled to vote generally in elections of directors of the continuing or surviving person immediately after the transaction;

•                                          the transaction is a merger effected only to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of our common stock only into shares of common stock of us or another corporation; or

•                                          all of the consideration for the common stock (excluding cash payments in lieu of fractional shares and cash payments made in respect of dissenters’ appraisal rights) in the transaction or transactions constituting a change in control consists of common stock traded on a U.S. national securities exchange or quoted on the Nasdaq National Market, or which will be so traded or quoted when issued or exchanged in connection with the change in control, and as a result of such transaction or transactions the notes become convertible solely into such common stock;

3.                                       we convey, transfer, sell, lease or otherwise dispose of all or substantially all of our assets to another person;

4.                                       during any consecutive two-year period, individuals who at the beginning of that two-year period constituted our board of directors (together with any new directors whose election to our board of directors, or whose nomination for election by stockholders, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of our board of directors then in office; or

5.                                       our stockholders pass a resolution approving a plan of liquidation or dissolution and no additional approvals of stockholders are required under applicable law to cause a liquidation or dissolution.

A “termination of trading” will be deemed to occur if our common stock (or other common stock into which the notes are then convertible) is neither listed for trading on a U.S. national securities exchange nor approved for trading on an established automated over-the-counter market in the United States.

We may, to the extent permitted by applicable law, at any time purchase notes in the open market or by tender or by private agreement. Any note that we so purchase may, to the extent permitted by applicable law, be reissued or resold or may, at our option, be surrendered to the trustee for cancellation. Any notes surrendered may not be reissued or resold and will be canceled promptly.

The definition of a change in control includes a phrase relating to the conveyance, transfer, sale, lease or disposition of all or substantially all of our assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, a noteholder’s ability to require us to repurchase its notes as a result of conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

The foregoing provisions would not necessarily provide a noteholder with protection if we are involved in a highly leveraged or other transaction that may adversely affect noteholders.

Our ability to repurchase notes upon the occurrence of a fundamental change is subject to important limitations. Some of the events constituting a fundamental change in addition to the act of repurchasing the notes could cause an event of default or be prohibited or limited by the terms of our senior debt. As a result, any repurchase of the notes could, absent a waiver, be prohibited under the indenture’s subordination provisions until the senior debt is paid in full. Further, we may not have the financial resources, or be unable to arrange financing, to pay the purchase price for all the notes that holders deliver to us for repurchase. If we were to fail to repurchase the notes when required following a fundamental change, an event of default would occur, whether or not such purchase is permitted by the indenture’s subordination provisions. Any such default may, in turn, cause a default under our senior debt.

No notes may be purchased by us at the option of holders upon a fundamental change if there has occurred and is continuing an event of default, other than an event of default that is cured by the payment of the purchase price of the notes.

Mergers and Sales of Assets

Without the consent of the holders of all of the notes, we may not consolidate with, or merge with or into, any other person or convey, transfer, sell or lease our properties and assets substantially as an entirety to any person, and we may not permit any person to consolidate with, or merge with or into, us or convey, transfer, sell or lease such person’s properties and assets substantially as an entirety to us, unless each of the following requirements is met:

•                                          we are the surviving person or the person formed by the consolidation or into or with which we merge, or the person to which our properties and assets are conveyed, transferred, sold or leased, is a corporation, limited liability company, partnership or trust organized and existing under the laws of the United States, any State or the District of Columbia and, if other than us, expressly assumes the due and punctual payment of the principal of, any premium, and interest (and additional interest, if any) on the notes and the performance of our other covenants under the indenture;

•                                          immediately after giving effect to that transaction, no event of default, and no event that, after notice or lapse of time or both, would become an event of default, will have occurred and be continuing; and

•                                          an officer’s certificate and legal opinion relating to these conditions is delivered to the trustee.

Upon any consolidation or merger or any transfer or lease of all or substantially all of our assets, the successor corporation formed by such consolidation or into which we are merged or to which such transfer or lease is made, shall succeed to, and be substituted for, and may exercise every right and power of, us under the indenture with the same effect as if such successor corporation had been named in the indenture as our company, and we shall be released from the obligations under the notes and the indenture, except in the case of a lease or with respect to any obligations that arise from, or are related to, such transaction.

Events of Default

The following will be “events of default” under the indenture:

•                                          we fail to pay principal of or any premium on any note when due, whether or not the payment is prohibited by the indenture’s subordination provisions;

•                                          we fail to pay any interest (including additional interest, if any) on any note when due and that default continues for 30 days, whether or not the payment is prohibited by the indenture’s subordination provisions;

•                                          we fail to give the notice that we are required to give if there is a fundamental change, whether or not the notice is prohibited by the indenture’s subordination provisions;

•                                          we fail to perform or observe any other term, covenant or agreement contained in the notes or the indenture and that failure continues for 60 days after written notice to us by the trustee or the holders of at least 25% in aggregate principal amount of outstanding notes;

•                                          we fail to pay by the end of any applicable grace period or after maturity of the principal of any indebtedness for money borrowed by us or any of our subsidiaries in excess of $5.0 million if the indebtedness is not discharged, or, if such indebtedness has been accelerated, such acceleration is not rescinded or annulled, within 30 days after written notice to us by the trustee or the holders of at least 25% in aggregate principal amount of outstanding notes;

•                                          we fail to deliver shares of common stock, together with cash in lieu of fractional shares, when those shares of common stock and cash in lieu of fractional shares are required to be delivered upon conversion of a note, and such failure continues for 10 days after such delivery date; or

•                                          events of bankruptcy, insolvency or reorganization (whether voluntary or involuntary) with respect to us and our subsidiaries specified in the indenture.

Subject to the provisions of the indenture relating to the trustee’s duties, if an event of default exists, the trustee will not be obligated to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of notes unless they have offered to the trustee indemnity reasonably satisfactory to it. Subject to such trustee indemnification provisions, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee, provided that such direction does not conflict with any rule of law or with the indenture, and the trustee may take any other action the trustee deems proper that is not inconsistent with such direction.

If an event of default, other than an event of default arising from events of bankruptcy, insolvency or reorganization, occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of outstanding notes may accelerate the maturity of all notes. After acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding notes may, under circumstances set forth in the indenture, rescind the acceleration if all events of default, other than the non-payment of principal of and premium, if any, and interest on the notes that have become due solely because of the acceleration, have been cured or waived as provided in the indenture. If an event of default arising from events of bankruptcy, insolvency or reorganization (whether voluntary or involuntary) occurs and is continuing, then the principal of, and accrued interest (including additional interest, if any) on, all of the notes will automatically become immediately due and payable without any declaration or other act on the part of the holders of the notes or the trustee.

Noteholders will not have any right to institute any proceeding relating to the indenture, or to appoint a receiver or a trustee, or for any other remedy under the indenture, unless:

•                                          the noteholders have given the trustee written notice of a continuing event of default;

•                                          the registered holders of at least 25% of the aggregate principal amount of all outstanding notes have made a written request of the trustee to take action because of the default and have furnished indemnification reasonably satisfactory to the trustee against the cost, liabilities and expenses of taking such action;

•                                          the trustee shall not have taken action for 60 days after receiving such notice and offer of indemnification; and

•                                          the trustee has not received any direction inconsistent with such written request from the holders of a majority of aggregate principal amount of all outstanding notes during such 60-day period.

These limitations do not apply to a suit for the enforcement of payment of the principal of, or any premium or interest (and additional interest, if any) on, a note, or the purchase price payable for a note on or after the due dates for such payments, or of the right to convert the note in accordance with the indenture.

We will furnish to the trustee annually a statement as to our performance of our obligations under the indenture and as to any default in performance.

Modification and Waiver

The indenture will contain provisions permitting us and the trustee to enter into a supplemental indenture for certain limited purposes without the consent of the holders of the notes. With the consent of the holders of at least a majority in aggregate principal amount of all outstanding notes, we and the trustee are permitted to amend or supplement the indenture or any supplemental indenture or modify the rights of the holders, provided that no such modification may, without the consent of each holder affected:

•                                          change the stated maturity of the principal or interest of any note;

•                                          reduce the principal amount, any premium or interest (including additional interest, if any) on any note;

•                                          reduce the amount payable on any note upon a redemption at our option;

•                                          amend or modify our obligation to make or consummate a repurchase offer, including a repurchase offer upon a fundamental change, in a manner adverse to the holders of the notes;

•                                          change the place or currency of payment on any note;

•                                          impair the right to institute suit for the enforcement of any payment on, or conversion of, any note;

•                                          modify the subordination provisions in a manner that is adverse to the holder of any notes;

•                                          adversely affect the right of any holder of notes to convert its notes;

•                                          reduce the percentage in principal amount of the outstanding notes whose holders’ consent is needed to modify, amend or waive any provision in the indenture; or

•                                          modify the provisions dealing with modification and waiver of the indenture, except to increase any required percentage or to provide that other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding note affected.

The holders of a majority in principal amount of outstanding notes may waive our compliance with some restrictive provisions of the indenture. The holders of a majority in principal amount of outstanding notes may waive any past default, except a default in the payment of principal, any premium, interest (including additional interest, if any) or the purchase price.

Registration Rights

We entered into a registration rights agreement with the initial purchasers of the notes. In the registration rights agreement we agreed, for the benefit of the holders of the notes and the shares of common stock issuable upon conversion of the notes, commonly referred to as the “registrable securities,” but excluding securities that are eligible for disposition under Rule 144 of the Securities Act, that we will, at our expense:

•                                          file with the SEC, on or prior to 90 days following the date the notes are originally issued, a shelf registration statement covering resales of the registrable securities;

•                                          use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act on or prior to 180 days following the date the notes are originally issued; and

•                                          use our reasonable best efforts to keep effective the shelf registration statement until, subject to exceptions set forth in the registration rights agreement, the earlier of (1) the date on which there are no outstanding registrable securities or (2) the expiration of the holding period applicable to such registrable securities held by persons that are not affiliates of our company under Rule 144(k) under the Securities Act.

We have previously filed a shelf registration statement for these securities. Upon written notice to all holders of notes, we will be permitted to suspend the use of the prospectus that is part of the shelf registration statement in connection with sales of registrable securities during prescribed periods of time if we possess material non-public information, the disclosure of which would have a material adverse effect on us. The periods during which we can suspend the use of the prospectus may not exceed a total of 60 consecutive days in any 12-month period. Upon receipt of such notice, holders of notes will be required to cease disposing of securities under the prospectus and to keep the notice confidential.

Additional interest will accrue on any notes under the registration rights agreement if any of the following default events occurs:

•                                          on or prior to 90 days following the date the notes were originally issued, a shelf registration statement has not been filed with the SEC;

•                                          on or prior to 180 days following the date the notes were originally issued, the SEC does not declare the shelf registration statement effective; or

•                                          the shelf registration statement ceases to be effective, or we otherwise prevent or restrict holders of registrable securities from making sales under the shelf registration statement, for more than 60 days in any 12-month period.

In these events, which we refer to as “registration defaults,” additional interest will accrue on the notes at an annual rate of 0.5% of the principal amount per annum from and including the day following any of the above default events to, but excluding, the day on which the default is cured. These damages will be paid semi-annually in arrears, with the first semi-annual payment due on the first interest payment date following the date on which the damages begin to accrue. Under no circumstances will the notes accrue additional interest in excess of 0.5% per annum at any time.

If a holder converts some or all of its notes into common stock when there exists a registration default or a registration default occurs following such conversion, the holder will not be entitled to receive additional interest on such common stock.

A holder who elects to sell any registrable securities pursuant to the shelf registration statement will be required to be named as a selling securityholder in the related prospectus, may be required to deliver a prospectus to purchasers, may be subject to civil liability under the securities laws in connection with those sales and will be bound by the provisions of the registration rights agreement that apply to a holder making such an election, including indemnification provisions.

We have agreed in the registration rights agreement to use our reasonable best efforts to cause the shares of common stock issuable upon conversion of the notes to be listed on the American Stock Exchange. If for any reason the common stock is not then listed on the American Stock Exchange, however, we will use our reasonable efforts to cause the shares of common stock issuable upon conversion of the notes to be quoted or listed on whichever market or exchange our common stock is then quoted or listed on or prior to the effectiveness of the shelf registration statement.

Replacement of Notes

We will replace, at the holders’ expense, notes that become mutilated, destroyed, stolen or lost upon delivery to the trustee of the mutilated notes or evidence of the loss, theft or destruction thereof satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of the note before a replacement note will be issued.

Governing Law

The indenture, the notes and the registration rights agreement are governed by, and construed in accordance with, the laws of the State of New York.

The Trustee

The trustee for the holders of notes will be The Bank of New York Trust Company, N.A. If an event of default occurs and is continuing, the trustee is required to use the degree of care of a prudent person in the conduct of his own affairs in the exercise of its powers. Subject to these provisions, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request of any holders of notes, unless they have offered the trustee security or indemnity reasonably satisfactory to it.

DESCRIPTION OF WARRANTS

The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. If we so indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below. Specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement which includes this prospectus.

General

We may issue warrants for the purchase of common stock, preferred stock, or debt securities in one or more series.  We may issue warrants independently or together with common stock, preferred stock, or debt securities, and the warrants may be attached to or separate from these securities.

We will evidence each series of warrants by warrant certificates that we may issue under a separate agreement. We may enter into the warrant agreement with a warrant agent.  We will indicate the name and address of any such warrant agent in the applicable prospectus supplement relating to a particular series of warrants.

We will describe in the applicable prospectus supplement the terms of the series of warrants, including:

•                                          the offering price and aggregate number of warrants offered;

•                                          the currency for which the warrants may be purchased, if not United States dollars;

•                                          if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•                                          if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•                                          in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency, if not United States dollars, in which, this principal amount of debt securities may be purchased upon such exercise;

•                                          in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•                                          the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

•                                          the terms of any rights to redeem or call the warrants;

•                                          any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•                                          the dates on which the right to exercise the warrants will commence and expire;

•                                          the manner in which the warrant agreement and warrants may be modified;

•                                          federal income tax consequences of holding or exercising the warrants;

•                                          the terms of the securities issuable upon exercise of the warrants; and

•                                          any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

•                                          in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

•                                          in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5:00 P.M. Eastern Time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Enforceability of Rights by Holders of Warrants

Any warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

If a warrant holder exercises only part of the warrants represented by a single certificate, the warrant agent will issue a new warrant certificate for any warrants not exercised. Unless the prospectus supplement states otherwise, no fractional shares will be issued upon exercise of warrants, but we will pay the cash value of any fractional shares otherwise issuable.

The exercise price and the number of shares of common stock for which each warrant can be exercised will be adjusted upon the occurrence of events described in the warrant agreement, including the issuance of a common stock dividend or a combination, subdivision or reclassification of common stock.

Unless the prospectus supplement states otherwise, no adjustment will be required until cumulative adjustments require an adjustment of at least 1% in the exercise price. From time to time, we may reduce the exercise price as may be provided in the warrant agreement.

Unless the prospectus supplement states otherwise, if we enter into any consolidation, merger, or sale or conveyance of our property as an entirety, the holder of each outstanding warrant will have the right to acquire the kind and amount of shares, other securities, property or cash receivable by a holder of the number of shares of common stock into which the warrants were exercisable immediately prior to the occurrence of the event.

Modification of the Warrant Agreement

The warrant agreements may permit us and the warrant agent, if any, without the consent of the warrant holders, to supplement or amend the agreement in the following circumstances:

•                                          to cure any ambiguity;

•                                          to correct or supplement any provision which may be defective or inconsistent with any other provisions; or

•                                          to add new provisions regarding matters or questions that we and the warrant agent may deem necessary or desirable and which do not adversely affect the interests of the warrant holders.

PLAN OF DISTRIBUTION

We may sell the securities described in this prospectus through underwriters or dealers, through agents, or directly to one or more purchasers or through a combination of these methods. The applicable prospectus supplement will describe the terms of the offering of the securities, including:

•                                          the name or names of any underwriters, if any, and if required, any dealers or agents;

•                                          the purchase price of the securities and the proceeds we will receive from the sale;

•                                          any underwriting discounts and other items constituting underwriters’ compensation;

•                                          any discounts or concessions allowed or reallowed or paid to dealers; and

•                                          any securities exchange or market on which the securities may be listed.

We may distribute the securities from time to time in one or more transactions at:

•                                          a fixed price or prices, which may be changed;

•                                          market prices prevailing at the time of sale;

•                                          varying prices determined at the time of sale related to such prevailing market prices; or

•                                          negotiated prices.

Only underwriters named in the prospectus supplement will be underwriters of the securities offered by the prospectus supplement.

If we use underwriters in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time.

If we use a dealer in the sale of the securities being offered pursuant to this prospectus or any prospectus supplement, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

We may sell the securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement.

We may authorize agents or underwriters to solicit offers by institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

In connection with the sale of the securities, underwriters, dealers or agents may receive compensation from us or from purchasers of the securities for whom they act as agents in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities, and any institutional investors or others that purchase securities directly and then resell the securities, may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be deemed to be underwriting discounts and commissions under the Securities Act.

We may provide agents and underwriters with indemnification against particular civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to such liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

To facilitate an offering of a series of securities, persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the market price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than have been sold to them by us. In those circumstances, such persons would cover such over-allotments or short positions by purchasing in the open market or by exercising the over-allotment option granted to those persons. In addition, those persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to underwriters or dealers participating in any such offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time. We make no representation or prediction as to the direction or magnitude of any effect that the transactions described above, if implemented, may have on the price of our securities.

LEGAL MATTERS

The validity of the securities offered will be passed upon for us by Cozen O’Connor, Philadelphia, Pennsylvania. Ralph V. De Martino, one of our directors, is a shareholder of the firm of Cozen O’Connor.

EXPERTS

The financial statements and management’s report on the effectiveness of internal control over financial reporting incorporated by reference in this prospectus have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their reports incorporated herein by reference, and are included in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the Securities and Exchange Commission in connection with this offering. We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy the registration statement and any other documents we have filed at the Securities and Exchange Commission’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Public Reference Room. Our Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission’s Internet site at www.sec.gov.

This prospectus is part of the registration statement and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are a part of the registration statement.

INCORPORATION OF DOCUMENTS BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. Later information filed with the Securities and Exchange Commission will update and supersede this information.

We incorporate by reference the documents listed below, all filings filed by us pursuant to the Exchange Act after the date of the initial registration statement of which this prospectus forms a part prior to effectiveness of such registration statement, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the time that all securities covered by this prospectus have been sold; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any current report on Form 8-K:

•                                          Our Annual Report on Form 10-K for the year ended December 31, 2006.

•                                          Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007.

•                                          Our Current Reports on Form 8-K dated January 16, 2007 and February 12, 2007.

•                                          The description of our common stock contained in our registration statement on Form 8-A filed on December 10, 2002, and any amendment or report filed for the purpose of updating that description.

An updated description of our capital stock is included in this prospectus under “Description of Capital Stock.”

You may request a copy of these filings, at no cost, by contacting us at:

Isolagen, Inc.

Attn: Corporate Secretary

405 Eagleview Boulevard

Exton, Pennsylvania 19341

Phone: (484) 713-6000

ISOLAGEN, INC.

$50,000,000

Common Stock

Preferred Stock

Debt Securities

Warrants

PROSPECTUS

             , 2007

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or the sale of these securities.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other expenses of issuance and distribution

The following table sets forth the estimated costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the offering of the securities being registered. All the amounts shown are estimates, except for the registration fee and the AMEX listing fee:

Securities and Exchange Commission registration fee		$1,535
Accounting fees and expenses	$	*
Legal fees and expenses	$	*
Printing fees and expenses	$	*
Miscellaneous	$	*
Total	$	*

*  To be provided by amendment.

Item 15. Indemnification of directors and officers

Isolagen’s Certificate of Incorporation and Bylaws authorize it to indemnify directors, officers, employees and agents of Isolagen against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with any action, suit or proceeding, if the party to be indemnified acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of Isolagen, and, with respect to any criminal action or proceeding, such party had no reasonable cause to believe his conduct was unlawful. The Certificate of Incorporation and the Bylaws of Isolagen also authorize it to indemnify directors, officers, employees and agents of Isolagen who are or were a party to or threatened to be a party to, any threatened, pending, or completed action or suit by or in the right of Isolagen to procure a judgment in its favor by reason of the fact the he was a director, officer, employee or agent of Isolagen or of another entity at the request of Isolagen, against expenses (including reasonable attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Isolagen, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged liable to Isolagen unless and to the extent that the court in which such suit or action was brought shall determine on application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

The Bylaws also permit Isolagen to enter into indemnity agreements with individual directors, officers, employees, and other agents. Isolagen reserves the right to enter into such agreements with its directors and executive officers effective upon the closing of this offering. These agreements, together with the Bylaws and Certificate of Incorporation, may require Isolagen, among other things, to indemnify directors or officers against certain liabilities that may arise by reason of their status or service as directors (other than liabilities resulting from willful misconduct of a culpable nature), to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification, and to obtain and maintain directors’ and officers’ insurance if available on reasonable terms.

Isolagen’s Certificate of Incorporation provides that directors shall have no personal liability to Isolagen or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of a director’s duty of loyalty to Isolagen or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the General Corporation Law of Delaware as it may from time to time be amended or any successor provision thereto, or (iv) for any transaction from which a director derived an improper personal benefit.

Isolagen currently has directors’ and officers’ liability insurance.  Delaware General Corporation Law, Section 145, and the Certificate of Incorporation and Bylaws of Isolagen provide for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise,

Isolagen has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16. Exhibits and financial statement schedules

(a)           Exhibits Pursuant to Item 601 of Regulation S-K:

EXHIBIT NO.	IDENTIFICATION OF EXHIBIT
1	Form of underwriting agreement (1)
3.1	Amended Certificate of Incorporation (2)
3.2	Bylaws(3)
4.1	Specimen of Common Stock certificate(4)
4.2	Certificate of Designations of Series A Convertible Preferred Stock (5)
4.3	Certificate of Designations of Series B Convertible Preferred Stock (6)
4.4	Indenture, dated November 3, 2004, between the Company and The Bank of New York Trust Company, N.A., as trustee (7)
4.5	Certificate of designations for preferred stock (1)
4.6	Form of Preferred Stock certificate (1)
4.7	Form of Indenture
4.9	Form of Warrant Agreement (1)
4.10	Form of Warrant Certificate (1)
5	Opinion of Cozen O’Connor (1)
12.1	Statement re Computation of Ratios
23.1	Cozen O’Connor Consent (included in Exhibit 5) (1)
23.2	BDO Seidman, LLP Consent
25.1

Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amendment, of a trustee acceptable to the registrant, as trustee under any new senior indenture (to be filed by amendment or pursuant to Trust Indenture Act Section 305(b)(2), if applicable)

(1)                                  To the extent applicable, to be filed by an amendment or as an exhibit to a document filed under the Securities Exchange Act of 1934, including a Current Report on Form 8-K, and incorporated by reference herein.

(2)                                  Previously filed as an exhibit to our Form 10-Q for the fiscal quarter ended June 30, 2005, as filed on August 9, 2005, and is incorporated by reference herein.

(3)                                  Previously filed as exhibit to the Registrant’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2003, as filed on April 28, 2004, and incorporated by reference hereto.

(4)                                  Previously filed as exhibit to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001, as filed on March 21, 2002, and incorporated by reference hereto.

(5)                                  Previously filed as an exhibit to the company’s Form S-1, as filed on September 12, 2003, and is incorporated by reference hereto.

(6)                                  Previously filed as an exhibit to the company’s Form 10-Q for the fiscal quarter ended March 31, 2003, as filed on May 15, 2003, and is incorporated by reference hereto.

(7)                                  Previously filed as an exhibit to the company’s Current Report on Form 8-K dated November 4, 2004, and is incorporated by reference hereto.

Item 17. Undertakings

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)            If the registrant is relying on Rule 430B:

(A)          Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)           Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(ii)           If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)           That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)            Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)          The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)          Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than a payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)           The undersigned registrant hereby undertakes that:

(1)           For purposes of determining liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)           For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)           The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Exton, Commonwealth of Pennsylvania, on May 14, 2007.

ISOLAGEN, INC.

By:	/s/ NICHOLAS L. TETI
Name:	Nicholas L. Teti
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ NICHOLAS L. TETI	Chairman of the Board and Chief Executive Officer
Nicholas L. Teti	(Principal Executive Officer)	May 14, 2007

/s/ DECLAN DALY
Declan Daly	Chief Financial Officer (Principal Financial Officer)	May 15, 2007

/s/ TODD J. GREENSPAN	Vice President of Finance and Corporate Controller
Todd J. Greenspan	(Principal Accounting Officer)	May 14, 2007

/s/ HENRY Y.L. TOH
Henry Y.L. Toh	Director	May 15, 2007

/s/ RALPH V. DE MARTINO
Ralph V. De Martino	Director	May 14, 2007

/s/ STEVEN A. MORRELL
Steven A. Morrell	Director	May 14, 2007

/s/ MARSHALL G. WEBB
Marshall G. Webb	Director	May 14, 2007

/s/ TERRY E. VANDEWARKER
Terry E. Vandewarker	Director	May 14, 2007

Susan S. Ciallella	Director

INDEX TO EXHIBITS

EXHIBIT NO.	IDENTIFICATION OF EXHIBIT
1	Form of underwriting agreement (1)
3.1	Amended Certificate of Incorporation (2)
3.2	Bylaws(3)
4.1	Specimen of Common Stock certificate(4)
4.2	Certificate of Designations of Series A Convertible Preferred Stock (5)
4.3	Certificate of Designations of Series B Convertible Preferred Stock (6)
4.4	Indenture, dated November 3, 2004, between the Company and The Bank of New York Trust Company, N.A., as trustee (7)
4.5	Certificate of designations for preferred stock (1)
4.6	Form of Preferred Stock certificate (1)
4.7	Form of Indenture
4.9	Form of Warrant Agreement (1)
4.10	Form of Warrant Certificate (1)
5	Opinion of Cozen O’Connor (1)
12.1	Statement re Computation of Ratios
23.1	Cozen O’Connor Consent (included in Exhibit 5) (1)
23.2	BDO Seidman, LLP Consent
25.1

Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amendment, of a trustee acceptable to the registrant, as trustee under any new senior indenture (to be filed by amendment or pursuant to Trust Indenture Act Section 305(b)(2), if applicable)

(1)                                  To the extent applicable, to be filed by an amendment or as an exhibit to a document filed under the Securities Exchange Act of 1934, including a Current Report on Form 8-K, and incorporated by reference herein.

(2)                                  Previously filed as an exhibit to our Form 10-Q for the fiscal quarter ended June 30, 2005, as filed on August 9, 2005, and is incorporated by reference herein.

(3)                                  Previously filed as exhibit to the Registrant’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2003, as filed on April 28, 2004, and incorporated by reference hereto.

(4)                                  Previously filed as exhibit to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001, as filed on March 21, 2002, and incorporated by reference hereto.

(5)                                  Previously filed as an exhibit to the company’s Form S-1, as filed on September 12, 2003, and is incorporated by reference hereto.

(6)                                  Previously filed as an exhibit to the company’s Form 10-Q for the fiscal quarter ended March 31, 2003, as filed on May 15, 2003, and is incorporated by reference hereto.

(7)                                  Previously filed as an exhibit to the company’s Current Report on Form 8-K dated November 4, 2004, and is incorporated by reference hereto.